EXHIBIT 99.1

Old Line Bancshares, Inc. Reports Substantial Increase in Net Income Available to Common Stockholders for the Quarter and Nine Months Ended September 30, 2011

2011 3rd QUARTER AND YEAR TO DATE HIGHLIGHTS

  In April 2011, Old Line Bancshares, Inc. successfully completed the acquisition and integration of Maryland Bankcorp, Inc., the former holding company of Maryland Bank & Trust Company, N.A. ("MB&T").
  Net income available to common stockholders increased $1.4 million or 446.28% during the third quarter.
  Net income available to common stockholders increased $2.1 million or 161.10% during the nine months ended September 30, 2011.
  Earnings per basic and dilutive common share were $0.25 for the three month period and $0.56 per share for the nine month period ended September 30, 2011.
  The provision for loan losses increased $600,000 for the three month period and $560,000 for the nine month period.
  Non-performing loans as a percentage of total gross loans were 1.05% at September 30, 2011.
  Non-performing assets as a percentage of total assets were 1.25% at September 30, 2011.

BOWIE, Md., Oct. 27, 2011 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders increased $2.1 million or 161.10% for the nine months ended September 30, 2011 to $3.4 million from $1.3 million for the nine month period ended September 30, 2010. Earnings per basic and diluted common share were $0.56 for the nine months ended September 30, 2011 and $0.34 for the same period in 2010.

For the three month period ended September 30, 2011, net income available to common stockholders was $1.7 million or $0.25 per basic and diluted common share. This was $1.4 million or 446.28% higher than the same period in 2010.

The acquisition of Maryland Bankcorp, Inc., on April 1, 2011, was the primary contributor to the increase in net income available to common stockholders as well as the increases in net interest income, non-interest revenue, and non-interest expense during the nine and three month periods ended September 30, 2011.

During the three month period, total interest revenue increased primarily because we received full and partial payments on several acquired non-accrual loans that allowed us to accrete approximately $1.1 million from credit related discounts to interest income. Earnings on bank owned life insurance increased as the result of an approximately $213,000 non-recurring gain on earnings on bank owned life insurance that occurred due to the loss of a colleague during the period that was offset by a $183,000 expense payable to the estate and recorded in employee benefits. We recorded a gain of $45,495 on the sale of other real estate owned and also recognized gains from calls of investment securities totaling $72,252.

Mr. Cornelsen said "We are extremely pleased to report an increase in net income, organic growth of approximately $17.9 million in interest earning assets during the quarter and continued improvement in the net interest margin while we continued to retain the deposits that we obtained in the MB&T acquisition. During the quarter, we began to proceed with collection of the acquired problem assets with the sale of an OREO property, payment in full on a non-accrual loan that we had discounted by approximately $350,000 and payments on several other credit facilities that exceeded our expectations. We also continued to successfully manage the company to produce deposit growth and maintain stellar credit quality metrics in a difficult operating environment." Mr. Cornelsen also said that, "It's important to note that we increased the provision for loan losses $600,000 and $560,000 during the three and nine month periods. Profitability for the quarter and the nine month period were also negatively impacted by the integration and merger expenses of $77,880 for the three month period, $545,154 for the nine month period and a non-recurring impairment on equity securities of $122,500 during the nine month period. Although we will continue to expense minimal merger and integration expenses, we expect that these expenses will continue to decrease. We have also identified additional areas within the former MB&T non-interest expense structure that we expect will provide expense reductions during the remainder of 2011 and beyond."

Mr. Cornelsen continued, "As expected, the net interest margin increased 111 basis points in the third quarter of 2011 compared to last year's third quarter, 100 basis points from the first quarter of 2011 and 35 basis points from the second quarter of 2011. The increase in the third quarter of 2011 compared to 2010 was primarily attributable to the acquisition of MB&T which contributed approximately $93.0 million in non-interest bearing deposits. These deposits are a primary source of funding for our investment and loan portfolios and should continue to enhance our net interest margin. The collection of the non-accrual loan previously mentioned also contributed approximately five basis points to the improvement in the margin."

Our asset quality continues to remain strong even with the addition of the MB&T loan portfolio. We did not experience any increase in non-performing assets that we held prior to the acquisition (legacy loans). In accordance with accounting for business combinations, we have recorded the acquired assets and liabilities at their estimated fair value on April 1, 2011, the acquisition date. At April 1, 2011, the determination of the fair value of the loans acquired (acquired loans) caused an approximately $24.3 million write down in the value of certain loans and other real estate owned, that we assigned to an accretable or non-accretable balance. We will recognize the $2.0 million accretable balance as interest income over the remaining term of the loans. We will recognize the $22.3 million non-accretable balance as the borrowers repay the loans or we sell the other real estate owned. These decreases to the loan portfolio were offset by an approximately $3.1 million fair value adjustment based on current interest rates of similar loans that we will recognize over the remaining life of the loans. The accretion of these adjustments favorably impacted our net interest income by approximately $819,000 and $426,000 during the three and nine month periods, respectively. We continue to have proactive efforts underway to collect payments on many of these loans or to develop satisfactory resolutions.

As part of the fair value process, we were also required by current accounting principles to eliminate the allowance for loan and lease losses associated with the acquired loans which caused the allowance for loan losses to decline to 0.58% of total gross loans from 0.82% at December 31, 2010. We increased our provision for loan losses $600,000 and $560,000 for the three and nine month periods ended September 30, 2011, respectively. Although our legacy loan portfolio's asset quality remained stable, we did experience approximately $15.4 million in growth in the legacy portfolio. There are indications that the economy may experience either flat or negative growth in the near term and this could negatively impact our borrowers' financial stability. Additionally, until we are able to adequately access the underwriting skills of our new lenders and the impact the acquisition may have on our internal management capabilities, we believe it is prudent to increase the allowance. Our legacy non-performing assets remain statistically low at 0.43% of total assets and $307,060 past due between 30-89 days at quarter end. Based on our history, internal analysis, the ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, management believes the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to continued decrease in merger and integration expenses, further expense reductions related to MB&T's non-interest expense structure, that the deposits acquired from MB&T will continue to enhance our net interest margin and the adequacy of our loan loss allowance constitute "forward-looking statements" as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, further increases in the unemployment rate in our target markets, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$ 44,591,494	$ 48,628,138	$ 8,512,884	$ 14,325,266
Interest bearing accounts	14,157	102,921	115,680	109,170
Federal funds sold	720,898	264,506	558,214	180,536
Total cash and cash equivalents	45,326,549	48,995,565	9,186,778	14,614,972
Time deposits in other banks	--	--	99,000	297,000
Investment securities available for sale	158,503,556	144,694,675	37,658,830	33,049,795
Investment securities held to maturity	--	--	20,267,496	21,736,469
Loans, less allowance for loan losses	515,738,796	500,370,124	306,653,965	299,606,430
Equity securities at cost	4,051,482	3,402,531	2,596,650	2,562,750
Premises and equipment	22,748,048	22,163,745	16,703,016	16,867,561
Accrued interest receivable	2,349,748	2,278,496	1,239,489	1,252,970
Prepaid income taxes	162,043	1,042,054	--	189,523
Deferred income taxes	6,353,633	6,963,981	190,186	265,551
Bank owned life insurance	16,298,382	16,377,113	8,765,616	8,703,175
Prepaid pension	1,315,642	1,315,642	--	--
Other real estate owned	4,126,434	3,947,340	1,976,516	1,153,039
Goodwill	141,723	116,723	--	--
Core deposit intangible	4,613,568	4,808,242	--	--
Other assets	4,255,685	2,935,860	2,214,039	1,610,715
Total assets	$ 785,985,289	$ 759,412,091	$ 407,551,581	$ 401,909,950

Deposits
Non-interest bearing	$ 176,167,359	$ 160,538,320	$ 56,827,155	$ 67,494,744
Interest bearing	487,824,952	486,450,237	281,811,895	273,032,442
Total deposits	663,992,311	646,988,557	338,639,050	340,527,186
Short term borrowings	32,605,607	26,153,000	6,584,128	5,669,332
Long term borrowings	16,307,146	16,328,337	16,349,219	16,371,947
Accrued interest payable	392,340	391,294	363,763	434,656
Accrued pension	4,554,285	4,527,294	711,653	673,048
Other liabilities	1,867,752	1,193,613	565,476	575,031
Total liabilities	719,719,441	695,582,095	363,213,289	364,251,200

Stockholders' equity
Common stock	68,096	68,096	46,774	38,917
Additional paid-in capital	53,421,825	53,411,845	35,582,975	29,206,617
Retained earnings	10,399,491	8,896,285	7,917,628	7,535,268
Accumulated other comprehensive income	1,898,327	937,973	208,879	272,956
Total Old Line Bancshares, Inc. stockholders' equity	65,787,739	63,314,199	43,756,256	37,053,758
Non-controlling interest	478,109	515,797	582,036	604,992
Total stockholders' equity	66,265,848	63,829,996	44,338,292	37,658,750
Total liabilities and stockholders' equity	$ 785,985,289	$ 759,412,091	$ 407,551,581	$ 401,909,950
Shares of basic common stock outstanding	6,809,594	6,809,594	4,677,363	3,891,705

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2011	2011	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest revenue
Loans, including fees	$ 8,573,052	$ 7,741,299	$ 4,195,866	$ 4,260,382	$ 20,510,217	$ 12,259,381
Investment securities and other	1,164,052	1,132,673	451,996	498,814	2,748,721	1,463,747
Total interest revenue	9,737,104	8,873,972	4,647,862	4,759,196	23,258,938	13,723,128
Interest expense
Deposits	1,175,773	1,191,712	875,976	985,950	3,243,461	2,960,315
Borrowed funds	216,756	211,086	184,623	248,292	612,465	803,025
Total interest expense	1,392,529	1,402,798	1,060,599	1,234,242	3,855,926	3,763,340
Net interest income	8,344,575	7,471,174	3,587,263	3,524,954	19,403,012	9,959,788
Provision for loan losses	800,000	50,000	150,000	200,000	1,000,000	440,000
Net interest income after provision for loan losses	7,544,575	7,421,174	3,437,263	3,324,954	18,403,012	9,519,788
Non-interest revenue
Service charges on deposit accounts	380,065	396,785	82,450	78,247	859,300	231,478
Gains on sales or calls of investment securities	72,252	2,489	38,070	--	112,811	--
Permanent impairment on equity securities	--	(122,500)	--	--	(122,500)	--
Earnings on bank owned life insurance	356,281	122,350	79,038	83,963	557,669	254,071
Gains on sales other real estate owned	45,595	--	2,985	--	48,580	--
Gains (losses) on disposal of assets	8,995	(14,155)	--	--	(5,160)	--
Other fees and commissions	152,613	132,362	122,337	141,036	407,312	381,639
Total non-interest revenue	1,015,801	517,331	324,880	303,246	1,858,012	867,188
Non-interest expense
Salaries & employee benefits	3,030,508	2,973,734	1,500,711	1,582,918	7,504,953	4,547,215
Occupancy	746,356	686,897	366,023	330,752	1,799,276	983,209
Equipment	170,254	170,484	93,891	105,342	434,629	311,370
Data processing	232,530	233,332	129,750	126,412	595,612	325,912
FDIC insurance and State of Maryland assessments	143,680	167,312	151,504	130,595	462,496	361,263
Merger and integration	77,880	377,214	90,060	187,125	545,154	187,125
Core deposit premium	194,674	194,675	--	--	389,349	--
Other operating	1,557,284	1,361,794	595,235	605,068	3,514,313	1,656,814
Total non-interest expense	6,153,166	6,165,442	2,927,174	3,068,212	15,245,782	8,372,908

Income before income taxes	2,407,210	1,773,063	834,969	559,988	5,015,242	2,014,068
Income taxes	737,405	656,357	335,243	265,299	1,729,005	765,431
Net income	1,669,805	1,116,706	499,726	294,689	3,286,237	1,248,637
Less: Net income (loss) attributable to the noncontrolling interest	(37,688)	(66,239)	(22,956)	(17,876)	(126,883)	(58,559)
Net income available to common stockholders	$ 1,707,493	$ 1,182,945	$ 522,682	$ 312,565	$ 3,413,120	$ 1,307,196
Earnings per basic share	$ 0.25	$ 0.17	$ 0.12	$ 0.08	$ 0.56	$ 0.34
Earnings per diluted share	$ 0.25	$ 0.17	$ 0.12	$ 0.08	$ 0.56	$ 0.34
Dividend per common share	$ 0.03	$ 0.03	$ 0.03	$ 0.03	$ 0.09	$ 0.09
Average number of basic shares	6,809,594	6,809,594	4,428,629	3,880,005	6,024,660	3,880,005
Average number of dilutive shares	6,834,584	6,841,535	4,465,562	3,904,016	6,056,953	3,899,159

Old Line Bancshares, Inc. & Subsidiaries
Selected Average Balance Sheet and Loan Information

Average Balance Sheet (Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Average total interest earning assets	$ 674,069	$ 656,173	$ 367,123	$ 362,678	$ 566,912	$ 351,169
Average total interest bearing liabilities	535,191	500,738	301,017	307,294	455,799	299,676
Net interest earning assets	$ 138,878	$ 155,435	$ 66,106	$ 55,384	$ 111,113	$ 51,493
Tax equivalent net interest margin	5.01%	4.66%	4.01%	3.90%	4.66%	3.84%

Loan Information (Dollars in thousands)

	September 30, 2011	June 30, 2011	March 31, 2011	September 30, 2010	December 31, 2010
Acquired Loans(1
Non-accrual(2	$ 4,255	$ 5,354	$ --	$ --	$ --
Accruing 30-89 days past due	955	2,431	--	--	--
Accruing 90 or more days past due	1,388	42	--	--	--

Legacy Loans(3
Non-accrual	$ 1,169	$ 1,169	$ 1,169	$ 3,803	$ 2,711
Accruing 30-89 days past due	307	5,242	1,130	83	--
Accruing 90 or more days past due	--	--	--	--	--

Allowance for loan losses as % of gross loans	0.58%	0.45%	0.69%	0.61%	0.82%
Allowance for loan losses as % of legacy loans	0.88%	0.70%	0.69%	0.61%	0.82%
Total non-performing loans as a % of gross loans	1.05%	0.23%	0.38%	1.00%	0.90%
Total non-performing assets as a % of total assets	1.25%	0.41%	0.77%	0.92%	0.96%

(1) Acquired loans represent all loans acquired on April 1, 2011. We originally recorded these loans at fair value upon acquisition.
(2) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement. At acquisition, we recorded these loans at fair value. As provided for under ASC 310-30, we recognize interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(3) Legacy loans represent total loans excluding loans acquired April 1, 2011.
CONTACT: OLD LINE BANCSHARES, INC.
         CHRISTINE M. RUSH
         CHIEF FINANCIAL OFFICER
         (301) 430-2544